Exhibit 10.2

Amendment to November 14, 2024 Offer Letter
This Amendment (“Amendment”) to the Amended and Restated Offer Letter, dated November 14, 2024 (“Offer Letter”), is entered into by and between Upwork Inc. (“Parent”), Upwork Global LLC (“Subsidiary”), and Dave Bottoms (“Employee”), effective as of August 18, 2025 (the “Transfer Date”). The Parent, Subsidiary, and Employee are collectively referred to herein as the “Parties.”
1.Employment Transferred from Parent to Subsidiary. The Offer Letter is hereby amended to substitute Subsidiary in place of Parent as the employer of Employee. Employee’s employment with Parent shall terminate on the day immediately preceding the Transfer Date, and Employee shall commence employment with Subsidiary on the Transfer Date. On the Transfer Date, Subsidiary agrees to assume all obligations of employment set forth in the Offer Letter through Subsidiary’s own compensation and benefits policies and plans. Employee agrees that Employee’s obligations under the Offer Letter, including his obligations under the Parent’s Employee Invention Assignment and Confidentiality Agreement and Dispute Resolution Agreement, remain in full force and effect after his employment is transferred to Subsidiary.

2.Position. Employee will be employed by Subsidiary in the position of General Manager, Marketplace.

3.At-Will Employment. Employee acknowledges and agrees that employment with Subsidiary is for no specific period of time. Employee’s employment with Subsidiary will be “at will,” meaning that either Employee or Subsidiary may terminate Employee’s employment at any time and for any reason, with or without cause. Any contrary representations, whether written or oral, that may have been made are superseded by this Amendment. This is the full and complete agreement between Employee and Subsidiary on this term. Although Employee’s job duties, title, compensation, and benefits, as well as Subsidiary’s personnel policies and procedures, may change from time to time, the “at will” nature of Employee’s employment may only be changed in an express written agreement signed by Employee and Parent’s Chief Executive Officer.

4.Entire Agreement. This Amendment modifies the Offer Letter, but only to the extent expressly stated herein. Except as expressly modified by this Amendment, all terms, conditions, and provisions of the Offer Letter shall remain in full force and effect and are hereby ratified and confirmed. In the event of any conflict between the terms of this Amendment and the Offer Letter, the terms of this Amendment shall control. This Amendment, together with the Offer Letter, constitutes the complete and exclusive agreement between the parties with respect to the subject matter herein, and supersedes all prior or contemporaneous written or oral agreements, representations, or understandings related to such subject matter.

[Signature Page Follows]

On behalf of Upwork Inc. and Upwork Global LLC,

By: /s/ Hayden Brown
Hayden Brown
President and Chief Executive Officer, Upwork Inc.
President and Chief Executive Officer, Upwork Global LLC

I accept the transfer of my employment from Parent to Subsidiary on the terms and conditions set forth in this Amendment to the Offer Letter. I understand and agree that my employment with Subsidiary is at will.

/s/ Dave Bottoms Date: 8/1/2025
Dave Bottoms

[Signature Page to Offer Letter Amendment]